Exhibit (h)(3)(a)

AMENDMENT TO TRANSFER AGENT AND DIVIDEND DISBURSING AGENT
AGREEMENT
Dated  July 24, 2001

	The Transfer Agent and Dividend Disbursing Agent Agreement by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Company"), for the First Hawaii Municipal Bond
Fund series and the First Hawaii Intermediate Municipal Fund series and First Pacific Recordkeeping, Inc., a Hawaii corporation, is amended as follows:

FIRST:	The Transfer Agent and Dividend Disbursing
Agent Agreement is hereby amended to change the name of the First
Hawaii Municipal Bond Fund to the Hawaii Municipal Fund and the name of the First Hawaii Intermediate Municipal Fund to the Hawaii Intermediate Fund.

	SECOND:	The foregoing amendments to the Transfer Agent
and Dividend Disbursing Agent Agreement have been duly approved by at least a majority of the entire Board of Directors of the Company. The amendments are limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Transfer Agent and Dividend Disbursing
Agent Agreement Amendment will become effective on July 24, 2001.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

					FIRST PACIFIC MUTUAL FUND, INC.


					By:  /s/  Terrence K.H. Lee
					     Terrence K.H. Lee, President
[Corporate Seal]

					Attest:  /s/  Jean M. Chun
						   Jean M. Chun, Secretary


FIRST PACIFIC RECORDKEEPING, INC.


					By:  /s/  Terrence K.H. Lee
					     Terrence K.H. Lee, President
[Corporate Seal]

					Attest:  /s/  Jean M. Chun
						   Jean M. Chun, Secretary